Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 29th day of May, 2020 (the “Effective Date”), is entered into among W. Scott Durall (“Executive”), and RTI Surgical, Inc., a Delaware corporation (the “Company”).

1.Commencement. This Agreement shall govern Executive’s employment by the Company, which shall begin on June 15, 2020, or such other date mutually agreed to by Executive and the Company (the “Commencement Date”).

2.At-Will Employment. The parties to this Agreement agree and acknowledge that Executive’s employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause, pursuant to the terms of this Agreement.  Any change to the at-will employment relationship must be by a specific, written agreement signed by Executive and the CEO of the Company.  By executing this Agreement, Executive acknowledges and represents that no Company official has made any verbal or written promise or representation that is contrary to the at-will nature of Executive’s employment by the Company.

3.Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company as its Chief Commercial Officer from the Company’s office in San Diego, California. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the Company’s CEO (or his or her designee(s)) shall from time to time reasonably assign to Executive.  Executive shall report to the Company’s President of Global Spine.  Executive will devote his attention, skill, and effort to the Company on a full-time basis and in compliance with the Company’s policies, practices, and directions given to Executive from time to time.

4.Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 5.2 or Section 5.3, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1    Salary. Beginning on the Commencement Date, the Company shall pay Executive an annual salary of $350,000 (paid bi-weekly in the pre-tax amount of $13,461.54), less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2    Performance Bonus. Executive will be eligible to participate in an annual discretionary bonus program pursuant to the Company’s annual bonus plan (the “Bonus Plan”). Under the Bonus Plan, Executive shall be eligible to receive a bonus of up to 75% of Executive’s annual salary.  The exact amount of the bonus payable under the Bonus Plan shall be determined based on the achievement of applicable performance metrics.  The payment and performance metrics under the Bonus Plan are subject to review by the Company’s Board of Directors (the “Board”) on a periodic basis.  For the year 2020, Executive’s bonus under the Bonus Plan will be prorated based on the number of months Executive works for the Company in the 2020 calendar year.  In addition, beginning with the 2021 plan year, Executive will be eligible to participate in the RTI Surgical, Inc. Long Term Incentive Plan (the “LTIP”), under which Executive will be eligible to receive a bonus of up to 75% of Executive’s annual salary.  The exact amount of the bonus payable under the LTIP shall be determined based on the achievement of applicable performance metrics.  The payment and performance metrics under the LTIP are subject to review by the Board on a periodic basis.

4.3    Equity Compensation.  As soon as the Company is able to utilize its Form S-8 Registration Statement in full compliance with all applicable laws, rules, and regulations in granting an equity award to Executive (which the Company anticipates will occur no later than Q4 of 2020), Executive will be granted equity awards as defined and described below. All awards described in this Section 4.3 will in all cases be subject to actual grant by the Company’s CEO, and/or the Compensation Committee of the Board (the “Compensation Committee”) in their sole discretion, will be pursuant to the applicable plan document(s), and will be subject to terms and conditions established by the Company’s CEO, and/or the Compensation Committee in their sole discretion, which will be detailed in separate award agreements that Executive will receive after the award is made.

(a)Stock Options. Executive will be granted a one-time sign-on award of stock options to purchase a number of shares of the Company’s common stock (the “Company Stock”) valued at $375,000 on the date of grant (the “Sign-On Options”), with the exercise price per share equaling the price of a share of Company Stock after market close on the date of the grant. The Sign-On Options will vest as follows: one third (1/3) of the Sign-On Options will vest on the first anniversary of the Commencement Date and one eighth (1/8) of the Sign-On Options will vest quarterly beginning on the fifteenth month following the Commencement Date, provided Executive is still an employee of the Company on such vesting dates. For the avoidance of doubt, subject to Section 5.3 below, no portion of the Sign-On Options will vest prior to the first anniversary of the Commencement Date.

(b)Restricted Stock. Executive will be granted a one-time sign-on award of restricted stock equal to the number of shares of Company Stock valued at $375,000 on the date of grant (the “Sign-On Restricted Stock”).  The Sign-On Restricted Stock will vest as follows: one third (1/3) of the Sign-On Restricted Stock will vest on the first anniversary of the Commencement Date and one eighth (1/8) of the Sign-On Restricted Stock will vest quarterly beginning on the fifteenth month following the Commencement Date, provided Executive is still an employee of the Company on such vesting dates. For the avoidance of doubt, subject to Section 5.3 below, no portion of the Sign-On Restricted Stock will vest prior to the first anniversary of the Commencement Date.

4.4    Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees. Any premiums that apply to such benefit programs shall be paid for in full by the Company for Executive. The Company currently offers medical, dental, vision, group life, and short-term and long-term disability insurance, for which Executive will be eligible on the first day of the calendar month following the Commencement Date. In addition, Executive will be eligible to begin participating in the Company’s 401(k) retirement plan (the “401(k) Plan”) on the first day of the calendar month following the Commencement Date.  Under the terms of the 401(k) Plan, Executive will be automatically enrolled in the 401(k) Plan and three percent (3%) of Executive’s eligible compensation will be automatically deducted on a pre-tax basis and contributed into Executive’s account under the 401(k) Plan unless Executive elects otherwise.  The Company currently offers a 6% matching contribution under the 401(k) Plan. Notwithstanding the foregoing, the Company may cancel or modify the terms of any of its benefit plans and/or policies from time to time, or change benefit carriers, without further notice.

4.5    Reimbursement of Expenses Incurred During Employment. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.6    Paid Time Off.  As Chief Commercial Officer, Executive will be entitled to unlimited paid time off (PTO) in accordance with the Company’s unlimited PTO plan.  Executive therefore will not accrue PTO.

5.Termination of Employment and Acceleration of Equity Vesting Upon Change in Control. The Executive’s employment can terminate at any time with or without cause or notice:

5.1    Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date. For purposes of this Agreement, “Cause” means any one of the following, as determined in the reasonable discretion of the Company’s CEO and/or the Board, as applicable, and unless, to the extent correctable, such events are fully corrected in all material respects by Executive within thirty (30) days following written notification by the Company to Executive of the occurrence of one of the following reasons of Cause: (i) Executive being convicted of a felony; (ii) a material breach of this Agreement; (iii) any gross or willful misconduct, dishonesty, fraud or negligence by Executive in the performance of Executive’s duties; (iv) a failure to satisfactorily meet the duties and obligations of Executive’s employment; (v) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vi) a material violation of the Company’s Code of Conduct.

5.2    Termination Without Cause. In the event that Executive’s employment is terminated for any reason other than for Cause (except for a voluntary termination of employment by Executive, in which case this Section 5.2 does not apply), the Company shall pay to Executive (or in the event of Executive’s death, to Executive’s designated beneficiary, or if none, to Executive’s estate) an amount equal to the Executive’s annual base salary then in effect (the “Severance Amount”), payable at the Company’s option, either (i) in substantially equal installments on the Company’s regularly scheduled payroll dates over a 12-month period and commencing within thirty (30) days after the date Executive’s employment with the Company is terminated (the “Termination Date”), or (ii) in a lump sum within thirty (30) days following the Termination Date. In addition, during the twelve (12) month period following the Termination Date (the “Severance Period”), if Executive (or Executive’s eligible dependents enrolled in the Company’s health plan) is eligible for and elects COBRA coverage, the Company shall reimburse to Executive (or in the event of Executive’s death, to Executive’s eligible dependent(s)) the COBRA coverage premium incurred and paid by Executive (or in the event of Executive’s death, Executive’s eligible dependent(s)) upon proof of payment of such premium (the “COBRA Reimbursement Amount”). For avoidance of doubt, the Company shall have no obligations under this Agreement to pay any COBRA Reimbursement Amount after the end of the Severance Period. Notwithstanding the foregoing, to the extent that any payment under this Section 5.2 constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent Executive is a “specified employee” as defined under Code Section 409A, then to the extent required under Code Section 409A, any such payment scheduled to occur during the first six (6) months following the Termination Date shall not be paid until the first regularly scheduled pay period following the sixth month following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. The payment obligations set forth in this Section 5.2 shall be contingent upon the Executive first executing a release of claims, the form of which is satisfactory to the Company, and the lapse of the applicable rescission period related thereto.

5.3    Acceleration of Equity Vesting upon Change in Control; Termination in Connection with a Change in Control.  Upon the consummation of a Change in Control (as defined in Section 5.4), all unvested equity awards granted to Executive by the Company shall become 100% vested. In addition, in the event that (i) Executive’s employment is terminated by the Company for any reason other than for Cause or (ii) Executive terminates employment with the Company for Good Reason (as defined in Section 5.4), in connection with or within six (6) months following a Change in Control the Company (or its successor) shall pay to Executive the Severance Amount, in substantially equal installments on the Company’s regularly scheduled payroll dates over a 12-month period and commencing within thirty (30) days after the Termination Date, and to the extent applicable, the COBRA Reimbursement Amount.

5.4    Change in Control Definition.

(a)For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

i.The acquisition by any Person, within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty-five percent (35%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this clause, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Company subsidiary holds a substantial ownership interest, directly or indirectly; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A) or (B) of subsection (iii) below;

ii.During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or

Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

(b)For purposes of this Agreement, the term “Good Reason” shall mean, without the written consent of Executive, the occurrence of any one or more of the following:

i. a material reduction of Executive’s base salary or target annual bonus;

ii. a material diminution in Executive’s position, duties, authority, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated); or

iii. the Company’s material breach of this Agreement or any agreement between the Company and Executive.

6.Additional Covenants of the Executive.

6.1    Nonsolicitation; Nondisparagement.

(a)Non-Solicitation of Employees During Employment. During the term of Executive’s employment with the Company, Executive will not, either on his own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of the Company, or any of its subsidiaries, to leave employment with the Company, or any of its subsidiaries; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company.

(b)Non-Solicitation of Employees After Employment. After Executive’s separation from employment with the Company for any reason whatsoever, Executive will not, either on his own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to (i) solicit, interfere with, or endeavor to cause any employee of the Company, or any of its subsidiaries, to leave employment with the Company, or any of its subsidiaries; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company.

(c)Non-Solicitation of Customers During Employment. During the term of Executive’s employment with the Company, Executive will not solicit, induce, or attempt to induce any past or current customer of the Company (i) to cease doing business, in whole or in part, with the Company; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(d)Non-Solicitation of Customers After Employment. After Executive’s separation from employment with the Company for any reason whatsoever, Executive will not, either on his own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company (i) to cease doing business, in whole or in part, with the Company; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(e)During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to the interests of, the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company- Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2    If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3    The restrictions contained in this Section 6 are necessary for the protection of the confidential, nonpublic information relating to the Company and its operations, strategies, development plans, financial information and other proprietary corporate information, and are considered by Executive to be reasonable for such purpose.   Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) a personal delivery, or (ii) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9.Entire Agreement. This Agreement, including Schedule A attached hereto, and the agreements related to the Equity Compensation described in Section 4.3, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12.Miscellaneous.

12.1    Offer Contingencies. This offer is contingent upon (i) Executive’s successful completion of a background check and drug screen; (ii) Executive’s execution of the Company’s current Confidentiality of Information and Ownership of Proprietary Property Agreement, attached hereto as Schedule

A to this Agreement, which is incorporated herein by reference, and any other forms that the Company requests all of its employees to execute prior to the initiation of their employment; and (iii) Executive providing to the Company documentary evidence of his identity and eligibility for employment in the United States.  Any background check conducted by the Company shall comply with the applicable requirements of the California Government Code, the California Labor Code, and the U.S. Fair Credit and Reporting Act.

12.2    No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.3    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of California, without giving effect to the principles of conflicts of law.  Any action or proceeding by either Executive or the Company to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Diego.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.6    Survival and Notice of Obligations.  Upon cessation of  Executive’s employment with the Company for any reason whatsoever, the terms and conditions that impose obligations upon Executive that extend beyond the termination of Executive’s employment shall survive and can be enforced by the Company in a court of competent jurisdiction.  Executive agrees that the Company, on termination of Executive’s employment for any reason, may give notice of such post-employment obligations to the Company to any person who may hire, retain, engage, or enter into a business relationship with Executive.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EXECUTIVE

W. Scott Durall

RTI SURGICAL, INC.

By:
Terry Rich
President Global Spine

SCHEDULE A

CONFIDENTIALITY OF INFORMATION
AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT

THIS CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT (this “Confidentiality Agreement”) is dated effective the date set out on the last page hereof and is between RTI Surgical, Inc. (the “Company”) and W. Scott Durall (the “Executive”).

BACKGROUND:

A.

The Company may give, has given and will give Executive access to proprietary or confidential information of the Company and its affiliates and subsidiaries (if any) (the “Company Group”), including information that, by its nature or by the nature of its disclosure, would reasonably be considered to be proprietary or confidential to the Company Group (which information is collectively referred to in this Agreement as “Confidential Information”).  For greater certainty, Confidential Information includes all technical data, unpublished know-how, techniques, records, formulae, processes,  sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software and other equipment, algorithms, databases and computer programs, working materials, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic, oral, electronic or any other form, that are now or hereafter owned, licensed or otherwise acquired by the Company Group.

B.

Executive may develop, conceive, generate or contribute to, in the course of employment with the Company, alone and/or jointly with others, tangible and intangible property relating to actual or anticipated business and research and development of the Company Group, or that is suggested by or results from work performed for or on behalf of the Company Group, in any fields, which property includes software, hardware, know-how, designs, techniques, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works or any common law or statutory right anywhere in the world (which tangible and intangible property is collectively referred to in this Confidentiality Agreement as “Proprietary Property”).

THEREFORE, in consideration of Executive’s employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Executive, the parties agree as follows:

1.

Executive, both during and after employment or engagement with the Company, shall not disclose or use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.  Executive may, however, use or disclose Confidential Information that:

(a)	is or becomes public, other than through a breach of this Agreement;
(b)	is known to Executive prior to employment by the Company and with respect to Executive does not have any obligation of confidentiality; or
(c)

is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that Executive informs the Company of such requirement as soon as Executive becomes aware of the requirement and in sufficient time to allow the Company to take such steps as are lawfully available to the Company to avoid or limit such disclosure by Executive.

2.

Executive, both during and after employment with the Company, shall not disclose or use any trade secrets or proprietary property of a third party obtained by Executive during the course of or as result of employment with the Company, except as expressly authorized by the Company or such third party in writing.

3.

All right, title and interest in and to Proprietary Property, as between Executive and the Company, belongs to the Company and Executive has no rights in any such Proprietary Property.  For greater certainty, all right, title and interest (including any intellectual property rights) in and to all Proprietary Property that Executive may acquire in the course of employment with the Company are hereby assigned to the Company.  Executive agrees to make full disclosure to the Company of and to properly document each development of any Proprietary Property, and to provide written documentation describing such Proprietary Property to the Company, promptly after its creation.  At the request and expense of the Company, both during and after employment with the Company, Executive shall do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trade-marks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world.  The provisions of this paragraph requiring the assignment of Proprietary Property do not apply to any Proprietary Property that qualifies under California Labor Code section 2870, i.e., developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Executive for the Company.  California Labor Code section 2870 is reproduced in the attached Written Notification to Employee in Exhibit A to Schedule A (attached hereto). Executive further represents that Exhibit B to Schedule A (attached hereto) contains a complete list of all inventions made, conceived, or first reduced to practice by Executive, under Executive’s direction or jointly with others prior to Executive’s employment with the Company and which are not assigned to the Company hereunder (“Prior Work Product”).  If nothing is listed on Exhibit B to Schedule A, Executive represents that there is no such Prior Work Product.

4.

If, during and in the course of employment with the Company, Executive develops any Proprietary Property that is protected by copyright, Executive hereby waives unconditionally any “moral rights” Executive may have in such Proprietary Property.

5.

Executive, both during and after employment with the Company, shall not make any unauthorized use of the Company’s computer systems, communications networks, databases or files.  Executive shall adhere to all Company policies regarding the use of such computer systems, communications networks, databases or files.

6.

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the possession or control of Executive, and that is in any way obtained, conceived, developed, generated or contributed to by Executive, alone and/or jointly with others during or as a result of Executive’s employment with the Company, is and remains Confidential Information and/or Proprietary Property within the meaning of this Confidentiality Agreement.

7.

Executive shall return or destroy, as directed by the Company, Confidential Information or Proprietary Property to the Company upon request by the Company at any time, and upon the cessation of employment with the Company, regardless of how that cessation occurs.  Such return or destruction shall include all originals and all copies of the Confidential Information and Proprietary Property, in whatever medium or form, that is then in the control or possession of Executive.  Upon request by the Company, Executive shall certify, by way of affidavit or statutory declaration, that all such

Confidential Information and Proprietary Property has been returned or destroyed, as applicable.   Both during and after employment with the Company, Executive shall not make or retain copies of the Confidential Information or Proprietary Property in Executive’s possession or control, except for the purpose of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.  For information stored in electronic form:

(a)	Executive shall be deemed to have returned it when Executive transmits an electronic copy to Company and thereafter destroys it per (b) below; and
(b)

Executive shall be deemed to have destroyed it when Executive performs a commercially reasonable “delete” function with respect to all of its copies of information, notwithstanding that such information may be forensically recoverable or restored from backups (provided always that if, at any time, Executive performs or permits such recovery or restoration, Executive shall treat such recovered or restored information as Confidential Information hereunder at all times).

8.

Executive shall not use unauthorized software on the Company’s equipment during the course of employment with the Company.  Furthermore, Executive shall not incorporate into or link with the Confidential Information or Proprietary Property, any third-party intellectual property (including third-party software, images, works or materials, third-party patents or trade secrets, and open source software) without first (a) disclosing same to the Company together with the license therefor from such third party, and (b) receiving authorization from the Company for such incorporation or linkage.

9.

During Executive’s employment with the Company, Executive shall not make use of or in any manner communicate to the Company any confidential information of any third party (including former employers of Executive) that may be in or may come into Executive’s possession or control, other than confidential information disclosed to Executive in his capacity as a representative of the Company.

10.

Executive shall, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company requires to protect Confidential Information or Proprietary Property.

11.

Regardless of any changes in role, responsibilities, compensation or otherwise, including cessation of Executive’s employment or engagement with the Company (regardless of how that cessation occurs), Executive shall continue to be subject to the terms and conditions of this Confidentiality Agreement and any other(s) executed pursuant to paragraph 10 above.

12.

Executive’s sole and exclusive remedy for any breach of this Confidentiality Agreement by the Company is limited to monetary damages and Executive shall not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.  Executive hereby waives, relinquishes and conveys to the Company any and all claims of any nature whatsoever, which Executive now or hereafter has for infringement of any proprietary rights assigned to the Company. Executive acknowledges that it would be difficult to compute the monetary loss to the Company arising from a breach or threatened breach of this Confidentiality Agreement by Executive and that, accordingly, the Company shall be entitled to specific performance, injunctive or other equitable relief in addition to or instead of monetary damages, without the necessity of establishing that monetary damages would be inadequate.

13.	Executive’s employment with the Company is subject to the terms and conditions of this Confidentiality Agreement. This Confidentiality Agreement shall inure to the benefit of the Company and its successors and assigns and be binding on Executive and the Executive’s heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.
14.

The validity, interpretation, construction and performance of this Confidentiality Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

15.

In the event that any provision of this Confidentiality Agreement, or portion thereof, becomes or is declared by a court or arbitrator of competent jurisdiction to be illegal, unenforceable, or void, this Confidentiality Agreement shall continue in full force and effect without such provision, or portion thereof.

16.

Executive and the Company each intend and agree that in this Confidentiality Agreement, the term “employment” shall be deemed to include any period of time prior to Executive’s execution of this Confidentiality Agreement and/or prior to the formal execution of any employment agreement or contract for services relating to the employment, during which period of time and in connection with or in contemplation of such employment, Executive provided services to or performed work of any kind for the Company Group or for the benefit of the Company Group.

17.

Executive confirms that he had the opportunity to confer with an independent legal advisor if he so wished, in advance of signing this Confidentiality Agreement.  Executive further confirms that he has read this Confidentiality Agreement and Executive accepts and agrees to be bound by its terms.

18.

The word “including” or “include”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope, and the word “or” does not imply an exclusive relationship between the matters being connected.

19.

Executive hereby authorizes the Company to notify Executive’s future employers (or other necessary third parties) of the terms of this Confidentiality Agreement and Executive’s responsibilities hereunder.

20.

This Confidentiality Agreement, and the agreements and other documents required to be delivered pursuant to this Confidentiality Agreement, constitute the entire agreement between the Company and Executive and set out all the covenants, promises, warranties, representations, conditions and agreements between the Company and Executive in connection with the subject matter of this Confidentiality Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality Agreement as of the day and year set forth below.

W. Scott Durall	Date

RTI Surgical, Inc.

Terry Rich	Date
President Global Spine

EXHIBIT A TO SCHEDULE A – WRITTEN NOTIFICATION TO EMPLOYEE

Reproduction of California Labor Code section 2870

2870.  (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

   (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

   (2) Result from any work performed by the employee for the employer.

   (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B TO SCHEDULE A – LIST OF EXECUTIVE’S PRIOR WORK PRODUCT

Executive represents that the following is a complete list of all inventions made, conceived, or first reduced to practice by Executive, under Executive’s direction or jointly with others prior to Executive’s employment with the Company and which are not assigned to the Company hereunder (“Prior Work Product”).  If there is nothing listed on this list, Executive represents that there is no such Prior Work Product.

Title/Identification of Document	Date on Document	Name of Witness/Publisher of Document